Exhibit 99.1

NEWS RELEASE
April 14, 2005

PYR Energy Reports Quarterly Financial Results and Provides Operational Update Thursday April 14, 6:15 pm ET

DENVER, April 14 /PRNewswire-FirstCall/ — PYR Energy Corporation (Amex: PYR — News) today announced financial results for the three months ended February 28, 2005. The Company recorded increased production and revenues for the quarter, as well as a net income of $30,205, or $0.00 per common share compared with a net loss of $401,858, or 2 cents ($0.02) per common share for the three months ended February 29, 2004.

During the quarter ended February 28, 2005, the Company recorded $1,195,671 in total oil and gas revenues. Of this amount, we recorded $553,457 from the sale of 81,655 mcf of natural gas for an average price of $6.78 per mcf, and $642,214 from the sale of 14,369 bbls of hydrocarbon liquids for an average price of $44.69 per bbl. During the quarter ended February 29, 2004, we recorded $44,376 in total oil and gas revenues. Of this amount, we recorded $32,782 from the sale of 7,113 mcf of natural gas for an average price of $4.61 per mcf and $11,594 from the sale of 398 bbls of hydrocarbon liquids for an average price of $29.13 per barrel. Lease operating expenses during the quarters ended February 28, 2005 and February 29, 2004, respectively, were $230,153 and $21,681. Resulting net revenues for oil and gas production were $992,518 and $22,695 respectively for the quarters ended February, 2005 and 2004.

Net production for the quarter ended February 28, 2005 totaled 167,869 Mcfe compared to 9,498 Mcfe for the corresponding quarter in 2004. The increase in net production from 2004 to 2005 resulted primarily from producing assets purchased and associated successful drilling during 2004. Comparing the quarters ended February 28, 2005 and November 30, 2004, net production increased by 14%, while net revenues, from oil and gas production, increased by 24%. These increases are primarily a result of increased production related to reaching payout status on the Sun Fee #1 well in Jefferson County, Texas combined with a slight decrease in average product prices during the quarter. Lease operating expenses (LOE) per producing Mcfe averaged $1.21 for the quarter.

At February 28, 2005, the Company had cash of $5,171,981, oil and gas receivables of $1,365,116, current liabilities of $1,832,573, total assets of $17,139,961, and stockholders equity of $8,201,669. There were 31,564,870 common shares outstanding at February 28, 2005.

Operational Update:

At the Rogers Pass project in the Montana Foothills, the Flesher Pass #14603-12 well commenced drilling operations on March 11 and is currently drilling ahead. Projected total depth of the well is anticipated to be approximately 14,500 feet. The well is an exploration test operated by Suncor Energy Natural Gas America Inc., with PYR retaining a 12.5% overriding royalty interest in the project.

At the Canadian River project in eastern Oklahoma, the Orbison #3-11 well, spud on March 20, is currently drilling ahead toward total depth. The well is a Cromwell in-field development well being operated by Questar. PYR is participating in the well with 28.98% working interest.

Tight drilling rig availability in Texas has delayed a number of wells that were anticipated to be drilled during the 2nd quarter. It is now anticipated that drilling will commence at Tortuga Grande and Madison within the next few months. At Tortuga Grande in east Texas, a new exploration well will be drilled to test an expanded Cotton Valley Sand section. PYR will participate in the drilling of this well with a 20% working interest. At the Madison project in south Texas, an offset well to the producing Maness GU #1 (Constitution Field — Upper Yegua) will be drilled with PYR participating at 12.5% working interest.

In the panhandle of north Texas, PYR has recently increased its working interest in the Hansford Field from 5% to approximately 40% (2 producing wells with associated un-developed acreage). PYR has proposed the drilling of a development well to test the Lower Morrow and Chester sections. It is anticipated that this well will be drilling in the coming months with PYR participating at an approximate 45% working interest.

At the Nome Field in Jefferson County, Texas, the operator of the Sun Fee #1-ST producing well has recently (mid-March) completed an enhancement of the surface facilities on location. As a result, production has been increased from an average of 15 MMcfe per day to approximately 20 MMcfe per day. Payout on the well was reached in mid-October and PYR is participating in the increased production from the Sun Fee #1-ST well.

Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR’s activities are focused in select areas of the Rocky Mountain region, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company’s web site at www.pyrenergy.com.

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     This release and the Company’s website contain forward-looking statements regarding PYR Energy Corporation’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release and the Company’s website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity.

Contact:	1675 Broadway, Suite 2450
Scott Singdahlsen, President	Denver, CO 80202
Tucker Franciscus, VP	Phone: 303.825.3748
Fax:303.825.3768